UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PATRICK INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 23, 2013

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Patrick Industries, Inc., an Indiana corporation, will be held at the Company’s corporate office, 107 West Franklin Street, Elkhart, Indiana, on Thursday, May 23, 2013 at 10:00 A.M., Eastern time, for the following purposes:

1.	To elect ten directors to the Board of Directors to serve until the 2014 Annual Meeting of Shareholders;

2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for fiscal year 2013;

3.	To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers for fiscal year 2012 as disclosed in the Proxy Statement (a “Say-on-Pay” vote);

4.
To recommend, in an advisory and non-binding vote, whether a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years (a “Say-on-Frequency” vote); and

5.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on March 28, 2013 as the record date for the determination of the holders of shares of our outstanding common stock entitled to notice of and to vote at the Annual Meeting of Shareholders.  Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

Your vote is important.  Whether or not you expect to attend the meeting, please vote your shares using the Internet, by telephone, or by mail by signing, dating, and returning the enclosed proxy in the enclosed envelope.  Your shares will then be represented at the meeting, if you are unable to attend.  You may, of course, revoke your proxy and vote in person at the meeting, if you desire.  If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.  Please note that brokers may not vote your shares on the election of directors, on compensation matters or on other shareholder proposals to be considered at the Annual Meeting (except on the ratification of the independent accountants) in the absence of your specific instructions as to how to vote.  Please return your proxy card so your vote can be counted.

By Order of the Board of Directors,

/s/ Andy L. Nemeth
Andy L. Nemeth
Secretary
April 29, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held On May 23, 2013.

Our Proxy Statement and Annual Report to Shareholders for fiscal 2012 are available on Patrick Industries, Inc.'s website at www.patrickind.com under “Investor Relations”.  You may also request hard copies of these documents free of charge by writing to us at the address above, Attention: Office of the Secretary.

Table of Contents

Voting Information	1

Proposals of Shareholders	2

Proposal 1 – Election of Directors	3

Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm	5

Independent Public Accountants	6

Audit Committee Report	6

Proposal 3 – Advisory Vote on Executive Compensation	7

Proposal 4 – Advisory Vote on Frequency of Vote on Executive Compensation	8

Security Ownership of Certain Beneficial Owners and Management	9

Corporate Governance	10

Executive Compensation	15

2012 Non-Employee Director Compensation	28

Compensation Committee Report	29

Related Party Transactions	30

Householding of Annual Meeting Materials	32

Other Matters	32

PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511
____________

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held May 23, 2013
______________

This Proxy Statement and the accompanying Proxy Card are being mailed to shareholders of Patrick Industries, Inc. (the “Company” or “Patrick”) on or about April 29, 2013, and are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”)  for the Annual Meeting of Shareholders to be held on May 23, 2013 (the “Annual Meeting”) for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.  If the form of proxy which accompanies this Proxy Statement is executed and returned, or is voted by Internet or by telephone, it may be revoked by the person giving it at any time prior to the voting thereof by written notice to the Secretary, by delivery of a later dated proxy, or by requesting to vote in person at the Annual Meeting.

If the form of proxy is signed, dated and returned without specifying choices on one or more matters presented to the shareholders, the shares will be voted on the matter or matters listed on the proxy card as recommended by the Company’s Board.

Additional solicitations, in person or by telephone or otherwise, may be made by certain directors, officers and employees of the Company without additional compensation.  Expenses incurred in the solicitation of proxies, including postage, printing and handling, and actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners, will be paid by the Company.

Patrick’s Annual Report to Shareholders, which contains Patrick’s Annual Report on Form 10-K for the year ended December 31, 2012, accompanies this Proxy Statement.  Requests for additional copies of the Annual Report on Form 10-K should be submitted to the Office of the Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638.  Annual Meeting materials may also be viewed online through our website, www.patrickind.com.

VOTING INFORMATION

Each shareholder is entitled to one vote for each share of our common stock held as of the record date.  For purposes of the meeting, a quorum means a majority of the outstanding shares.  Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining a quorum.  As of the close of business on March 28, 2013, the record date for shareholders entitled to vote at the Annual Meeting, there were outstanding 10,696,923 shares of common stock entitled to one vote each.  In determining whether a quorum exists at the meeting, all shares represented in person or by proxy will be counted.  Proxies properly executed and received by us prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting.

A shareholder may, with respect to the election of directors, (i) vote for the election of each named director nominee, or (ii) withhold authority to vote for each named director nominee.  With respect to Proposals 2 and 3, a shareholder may vote for, against or abstain.  For Proposal 4, a shareholder may vote for a frequency of one, two or three years or abstain by so indicating in the appropriate space on the proxy.

Please note that brokers may not vote your shares on the election of directors, on compensation matters or on other shareholder proposals to be considered at the Annual Meeting (except on the ratification of the independent accountants) in the absence of your specific instructions as to how to vote.  Please return your proxy card so your vote can be counted.

If a shareholder’s shares are held by a broker or other financial institution (the “broker”) on the shareholder’s behalf (that is, in “street name”) and the shareholder does not instruct the broker as to how to vote the shareholder’s shares, the broker may vote the shares in its discretion on matters designated as routine under the rules of NASDAQ.  However, a broker cannot vote shares held in street name on matters designated as non-routine by NASDAQ, unless the broker receives voting instructions from the beneficial owner.  If a shareholder’s shares are held in street name and the shareholder does not provide voting instructions to the broker, the broker will have discretion to vote those shares only on Proposal 2 because the ratification of the Company’s independent registered public accounting firm appointment is considered a routine matter.  Each of the other items to be submitted for a vote of shareholders at the Annual Meeting is considered non-routine under applicable NASDAQ rules.  “Broker non-votes” occur when brokerage firms return proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal.  Broker non-votes and abstentions will be included in the determination of the number of shares of common stock present at our Annual Meeting for quorum purposes, but will not be counted as votes cast on any matter presented at our Annual Meeting that is a non-routine matter.

Under Proposal 1, the directors are elected by a plurality of the votes cast by shares present in person or by proxy at the Annual Meeting and entitled to vote.  Therefore, broker non-votes and abstentions will have no effect on Proposal 1, except to the extent that they will count as votes not cast.  Proposal 2 and Proposal 3 in this Proxy Statement require the affirmative vote of a majority of the votes cast.  Broker non-votes and abstentions will have no effect on these proposals.

With respect to Proposal 4, the option of “1 Year”, “2 Years”, and “3 Years” that receives the highest number of votes cast will be the frequency of the advisory vote recommended by shareholders on executive compensation.  Broker non-votes and abstentions will have no effect on Proposal 4.  Although the vote is non-binding, the Compensation Committee and the Board value the opinions of shareholders and will consider the outcome of the vote on Proposal 4 when determining the frequency of when it will submit to shareholders a vote on executive compensation.  However, because this vote is advisory and non-binding on the Board in any way, the Board may decide that it is in the best interest of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency recommended by shareholders.

If you hold your shares through a broker, for your vote to be counted, you will need to communicate your voting decisions to your broker before the date of the Annual Meeting.  A street name shareholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her broker or other nominee and present that proxy and proof of identification at the Annual Meeting to hand in with his or her ballot.

The Board knows of no other matter which may come up for action at the Annual Meeting.  However, if any other matter properly comes before the Annual Meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

PROPOSALS OF SHAREHOLDERS

Proposals Included in the Proxy Statement

Shareholder proposals for inclusion in proxy materials for the next Annual Meeting should be addressed to the Office of the Secretary, 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638, and must be received no later than December 28, 2013.

Proposals Not Included in the Proxy Statement

Our By-laws require notice of any other business to be brought by a shareholder before the 2014 annual meeting of shareholders (but not included in the proxy statement) to be delivered, in writing, to the Company’s Secretary, together with certain prescribed information, on or after April 2, 2014 and no later than May 2, 2014.  Likewise, the Articles of Incorporation and By-laws require that shareholder nominations to the Board for the election of directors to occur at the 2014 annual meeting of shareholders be delivered to the Secretary, together with certain prescribed information, in accordance with the procedures for bringing business before an annual meeting at which directors are to be elected.

PROPOSAL 1

ELECTION OF DIRECTORS

There are ten nominees for election to the Board, all of which are current members of our Board.  The individuals elected as directors at the 2013 Annual Meeting will be elected to hold office until the 2014 Annual Meeting or until their successors are duly elected and qualified.

It is intended that the proxies will be voted for the nominees listed below, unless otherwise indicated on the proxy form.  It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.  The Board does not anticipate that any nominee will be unable or unwilling to serve.

The information provided below has been furnished by the director nominees, and sets forth (as of March 31, 2013) the names, ages, principal occupations, recent professional experience, certain specific qualifications identified as part of the Board’s determination that each such individual should serve on the Board, and other directorships at other public companies for at least the past five years, if any.  Each of the following nominees was elected to his present term of office at the Annual Meeting of Shareholders held on May 24, 2012 with the exception of Michael A. Kitson, who was appointed to the Board on March 19, 2013 to fill a newly created director position.

Paul E. Hassler, age 65, has been our Chairman of the Board since May 2008.  Mr. Hassler was Chief Executive Officer of the Company from April 2004 to January 2009 (retired) and President from April 2004 to May 2008.  Mr. Hassler held the position of Vice President Operations and Distribution - West of the Company from December 2003 through the first quarter of 2004; Executive Director of West Coast Operations from 1994 to 2003; and General Manager of California Operations from 1986 to 1994.  Mr. Hassler has over 39 years of recreational vehicle, manufactured housing and industrial experience in various capacities and has demonstrated leadership as Non-Executive Chairman of the Board.  He has been determined to be an “audit committee financial expert” under the Securities and Exchange Commission (“SEC’) rules and regulations by our Board.  Mr. Hassler currently serves as a member of the Company’s Audit Committee, Corporate Governance and Nominations Committee and the Compensation Committee.  He has served as a director of the Company since 2005.

Terrence D. Brennan, age 74, was the President and Chief Executive Officer of NBD Bank, Elkhart, Indiana from 1973 to 1997 (retired).  Mr. Brennan has extensive knowledge of the banking industry and its operations, experience in corporate management and leadership, and strategic planning.  He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board.  Mr. Brennan currently serves as the Chairman of the Company’s Corporate Governance and Nominations Committee, and as a member of the Company’s Compensation Committee and Audit Committee.  He has served as a director of the Company since 1999.

Joseph M. Cerulli, age 53, has been employed by Tontine Associates, LLC, an affiliate of Tontine Capital Partners, LP, Tontine Capital Overseas Master Fund, LP, and Tontine Capital Overseas Master Fund II, LP  (collectively, “Tontine”), since January 2007.  Prior to that, Mr. Cerulli was an independent financial consultant from 2002 to 2006.  Mr. Cerulli was a director of Neenah Enterprises, Inc., one of the largest independent foundry companies in the U.S., from February 2009 to July 2010.  As an employee of Tontine, a major shareholder of the

Company’s common stock as of the March 28, 2013 record date, Mr. Cerulli has particular knowledge of our Company and the industries in which we operate and possesses extensive knowledge with respect to financial and investment matters.  Mr. Cerulli currently serves as a member of the Company’s Corporate Governance and Nominations Committee and the Compensation Committee.  He has served as a director of the Company since 2008.

Todd M. Cleveland, age 45, has been serving as President and Chief Executive Officer of the Company since February 2009.  Mr. Cleveland assumed the position of President and Chief Operating Officer of the Company in May 2008.  Prior to that, he served as Executive Vice President of Operations and Sales and Chief Operating Officer of the Company from August 2007 to May 2008.  Mr. Cleveland also spent 17 years with Adorn Holdings, Inc. (“Adorn”) serving as President and Chief Executive Officer from 2004 to 2007; President and Chief Operating Officer from 1998 to 2004; and Vice President of Operations and Chief Operating Officer from 1994 to 1998.  Mr. Cleveland has over 22 years of recreational vehicle, manufactured housing and industrial experience in various operating capacities.  He also has extensive knowledge of our Company and the industries to which we sell our products, and experience with management development and leadership, acquisitions, strategic planning, manufacturing, and sales of our products.  He has served as a director of the Company since 2008.

John A. Forbes, age 53, has been serving as the President of Utilimaster Corporation, a subsidiary of Spartan Motors, Inc., since July 2010.  Prior to that, he was the CFO of Utilimaster from May 2009 to July 2010, the CFO of Nautic Global Group LLC from 2007 to 2009, and the CFO of Adorn LLC from 2003 to 2007.  Mr. Forbes has over 26 years of experience in serving various manufacturing industries having held senior financial leadership roles including Trimas Corporation/Masco Tech, Inc., both with Fulton Performance Products and Reese Products.  Mr. Forbes also has extensive experience with operations management, acquisitions, strategic planning, risk management, and banking relations.  He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board.  Mr. Forbes currently serves as a member of the Company’s Audit Committee, Corporate Governance and Nominations Committee and the Compensation Committee.  He has served as a director of the Company since 2011.

Keith V. Kankel, age 70, was the Interim President and Chief Executive Officer of the Company from 2003 to 2004 (retired).  In addition, he was Vice President of Finance of the Company from 1987 through July 2002, and Secretary-Treasurer of the Company from 1974 through July 2002.  Mr. Kankel possesses particular knowledge of financial reporting and has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board.  His long-time service on the Board has provided critical knowledge of our operations and corporate history.  Mr. Kankel currently serves as the Chairman of the Company’s Audit Committee and as a member of the Company’s Corporate Governance and Nominations Committee and the Compensation Committee.  He has served as a director of the Company since 1977.

Michael A. Kitson, age 54, has been serving as the Chief Executive Officer of Nautic Global Group, a major manufacturer of recreational boats, since March 2011.  Prior to that, he was the CFO of Nautic from August 2010 to March 2011, the President and CEO of Utilimaster Corporation, a subsidiary of Spartan Motors, Inc., from 2007 to 2010, and the CFO of Utilimaster from 1999 to 2007.  Mr. Kitson has over 25 years of experience in serving various manufacturing industries having also held senior financial leadership roles with Lilly Industries, Inc.  Mr. Kitson also has extensive experience with corporate and operations management, strategic planning, and risk management.  He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board.  Mr. Kitson currently serves as a member of the Company’s Audit Committee, Corporate Governance and Nominations Committee and the Compensation Committee since his appointment to the Board on March 19, 2013.

Andy L. Nemeth, age 44, has been the Company’s Executive Vice President of Finance, Secretary-Treasurer, and Chief Financial Officer since May 2004.  Mr. Nemeth was Vice President-Finance, Chief Financial Officer, and Secretary-Treasurer from 2003 to 2004, and Secretary-Treasurer from 2002 to 2003.  Mr. Nemeth was a Division Controller from 1996 to 2002 and prior to that, he spent five years in public accounting.  Mr. Nemeth has over 21 years of recreational vehicle, manufactured housing, and industrial experience in various financial capacities.  Mr. Nemeth also has particular knowledge of our Company and the industries to which we sell our products, and has extensive experience with corporate management, acquisitions, strategic planning and banking relations.  He has served as a director of the Company since 2006.

Larry D. Renbarger, age 74, was the Chief Executive Officer of Shelter Components, a manufacturer and supplier of products to the manufactured housing and recreational vehicle industries, from 1984 to 1998 (retired).  Mr. Renbarger is a director of Thermolite, Inc., a window manufacturer, and of Universal Precision Instruments, Inc., an orthopedic supplier.  He has particular knowledge of our Company and the industries to which we sell our products, experience in corporate management and leadership, and strategic planning.  He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board.  Mr. Renbarger currently serves as a member of the Company’s Corporate Governance and Nominations Committee and Audit Committee.  He has served as a director of the Company since 2002.

Walter E. Wells, age 74, was the President and Chief Executive Officer of Schult Homes Corporation, a leading builder of manufactured and modular housing, from 1970 to 1998 (retired).  Mr. Wells is a director and a member of the compensation committee of Woodland Foundation, which specializes in various types of rehabilitation counseling.  Mr. Wells has particular knowledge of our Company and the industries to which we sell our products, experience in corporate management and leadership, and strategic planning.  He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board.  Mr. Wells currently serves as the Chairman of the Company’s Compensation Committee and as a member of the Company’s Corporate Governance and Nominations Committee and the Audit Committee.  He has served as a director of the Company since 2001.

The Board of Directors unanimously recommends a vote FOR the nominated directors.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.  Crowe Horwath LLP has been the Company’s independent registered public accounting firm since June 2009.  The Board and the Audit Committee recommend that shareholders ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year 2013.  Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment.  If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment.  Representatives of Crowe Horwath LLP will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the ratification of the appointment of Crowe Horwath LLP.  The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and the vote of a majority of the votes cast are voted in favor of the proposal.

The Board of Directors unanimously recommends a vote FOR approval of the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

INDEPENDENT PUBLIC ACCOUNTANTS

As noted above in Proposal 2, the Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Audit Fees

The following table presents fees for professional audit and tax services rendered by Crowe Horwath LLP for the years ended December 31, 2012 and 2011:

	2012	2011
Audit Fees (1)	$212,500	$199,500

Audit-Related Fees (2)	30,000	20,200

Tax Fees (3)	46,500	34,700

All Other Fees	-	-

Total Fees	$289,000	$254,400

(1)
Audit fees consist of fees for professional services rendered for the annual audit of the Company’s financial statements and for the review of the interim financial statements included in the Company’s quarterly reports.

(2)
Audit-related fees consist primarily of fees for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements and other audit-related services and filings.  In addition, audit-related fees include the reviews of various SEC filings.

(3)
Tax fees consist of the preparation and/or review of Federal and State tax returns, assistance with preparation of tax inquiries, primarily from state and local tax authorities, enterprise zone property tax filings, and preparation and review of employee benefit plan filings.  Tax fees in 2012 and 2011 were related to the review by Crowe Horwath LLP of the 2011 and 2010 tax returns, respectively.

In addition to the fees listed in the table above pertaining to audit and tax services rendered by the Company’s current independent registered public accounting firm, Crowe Horwath LLP, there were additional audit and tax fees incurred in 2012 and 2011 for professional services rendered by our former independent registered public accounting firms for the fiscal years ended December 31, 2012 and 2011.  Total audit fees for professional services rendered were $24,300 and $12,700 in 2012 and 2011, respectively.  There were no additional tax fees, other than those listed in the table above, pertaining to 2012 and 2011.

The Audit Committee has advised us that it has determined that the non-audit services rendered by our independent auditors during our most recent fiscal year are compatible with maintaining the independence of such auditors.

The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to each particular engagement.  The Committee has delegated authority to its Chairman to approve proposed services other than the annual audit, tax and quarterly review services, and the Chairman must report any approvals to the balance of the Committee at the next scheduled meeting.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board, include providing oversight of our financial reporting process through periodic meetings with our independent auditors, principal accounting officer and management to review accounting, auditing, internal controls and financial reporting matters.  Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls.  The Audit Committee, in carrying out its role, relies on senior management, including senior financial management, and the independent auditors.

We have reviewed and discussed with senior management our audited financial statements included in the 2012 Annual Report to Shareholders.  Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with Crowe Horwath LLP, our independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).  In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence rules.

We have received from Crowe Horwath LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between us and Crowe Horwath LLP that in their professional judgment may reasonably be thought to bear on independence.  Crowe Horwath LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent from us within the meaning of the federal securities laws.

Based on the review and discussions described above, with respect to our audited financial statements included in our 2012 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in our Annual Report on Form 10-K for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles.  That is the responsibility of management and our independent auditors.  In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of our independent auditors with respect to such financial statements.  This report was adopted by the Audit Committee on March 18, 2013.

The Audit Committee:

Keith V. Kankel (Chairman)
Terrence D. Brennan
John A. Forbes
Paul E. Hassler
Larry D. Renbarger
Walter E. Wells

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that the Company seek a non-binding advisory vote from its shareholders to approve the compensation of its named executive officers as disclosed under “Executive Compensation” on pages 15 to 28 in this Proxy Statement in accordance with SEC rules.  Because it is a smaller reporting company, this is the first year that the Company is required to seek this advisory vote.

Our executive compensation policy is designed to enable the Company to attract, motivate and retain highly-qualified senior executives by providing a competitive compensation opportunity based on performance.  Our intent is to provide fair and equitable compensation in a way that rewards executives for achieving specified financial and non-financial performance goals.  Our performance-related awards are structured to link a substantial portion of our executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contribution, as well as overall business results, and to align executive and shareholder interest.  Accordingly, we reward performance in excess of pre-established targets of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and we avoid establishing goals that could divert our executives’ attention from the fundamentals of effective and efficient operations.

We are requesting shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement, including the disclosures under “Executive Compensation- Compensation Discussion and Analysis,” the compensation tables, and the related information and discussion.  The vote is intended to address the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

The vote is advisory and therefore not binding on the Company or the Compensation Committee or the Board.  However, we value the opinions of our shareholders, and we will carefully consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

For the reasons stated, the Board of Directors recommends a vote FOR the following non-binding resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers for fiscal year 2012, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and related information and discussion, is hereby APPROVED.”

The affirmative vote of a majority of the votes cast is required for advisory approval of the foregoing non-binding resolution.  See “Voting Information” on pages 1 and 2.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Act, at least once every six years the Company is required to request its shareholders to recommend, in a non-binding advisory resolution, whether the advisory shareholder vote on executive compensation should occur every one, two or three years.

In formulating its recommendation, our Board believes that a frequency of every three years for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “Say-on-Pay” vote.  One of the core principles of our executive compensation program is to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation.  We encourage our officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation programs to be evaluated by shareholders over a similar time-frame and in relation to our long-term performance.

Shareholders who have concerns about executive compensation during the interval between “Say-on-Pay” votes are welcome to bring their specific concerns to the attention of the Board.  Please refer to “Corporate Governance—Shareholder Communications” in this Proxy Statement for information about communicating with the Board.

Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting of Shareholders:

“RESOLVED, that the highest number of votes cast by the shareholders of Patrick Industries, Inc. for the option set forth below shall be the preferred frequency selected by shareholders with which the Company is to hold an advisory vote on the approval of the compensation of its named executive officers included in the proxy statement: yearly or every two years or every three years.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the preferred frequency for the advisory vote on executive compensation that has been selected by shareholders.  However, as this is an advisory vote, the result will not be binding on our Board or the Company.  Our Compensation Committee will consider the outcome of the vote when determining how often the Company should submit to shareholders an advisory vote to approve the compensation of its named executive officers included in the Company’s Proxy Statement.  Proxies submitted without direction pursuant to this solicitation will be voted for the option of “EVERY THREE YEARS”.

Recommendation of the Board:

The Board of Directors recommends that shareholders vote for the option of “Every Three Years” as the frequency with which shareholders are provided an advisory vote on the compensation of the Company’s named executive officers included in the Proxy Statement.

The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation.  However, because this vote is advisory and non-binding, the Board may decide that it is in the best interest of the Company and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 28, 2013 (the record date), information concerning shareholders known to us as having beneficial ownership of more than five percent of our outstanding common stock and information with respect to the stock ownership of all of our directors, named executive officers, and all of our directors and executive officers as a group.  The address of each director and named executive officer listed below is 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana, 46515-0638, except as otherwise provided.

Name and Address of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned	Percent of Class
Five Percent Shareholder:
Jeffrey L. Gendell C/o Tontine Capital Management, L.L.C. One Sound Shore Drive Suite 304 Greenwich, CT 06830	3,977,636 (1)(2)	37.2%

Directors:
Walter E. Wells	39,000	*
Paul E. Hassler	34,505	*
Keith V. Kankel	32,686	*
Larry D. Renbarger	25,000	*
Terrence D. Brennan	24,000	*
Joseph M. Cerulli (3)	14,000	*
John A. Forbes	7,316	*
Michael A. Kitson	3,000	*
Named Executive Officers:
Todd M. Cleveland	519,884	4.9%
Andy L. Nemeth	125,889	1.2%
Jeffrey M. Rodino	75,551	*

All Directors, Named Executive Officers and other executive officers as a group (13 persons)	984,987	9.2%

* Less than 1%.

(1)
Information based on the Schedule 13D/A filed jointly by Tontine Capital Management, L.L.C. (“TCM”), Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Overseas Master Fund, L.P. (“TMF”), Tontine Capital Overseas Master Fund II, L.P. (“TCP 2”), Tontine Capital Overseas GP, L.L.C. (“TCO”), Tontine Asset Associates, L.L.C. (“TAA”) and Jeffrey L. Gendell on January 4, 2013, as subsequently corrected in the Form 4 filed by Tontine on April 3, 2013 described in footnote (2) below. Includes 3,348,031 shares owned directly by TCP, 370,842 shares owned directly by TMF, and 258,763 shares owned directly by TCP 2.

Mr. Gendell is the managing member of TCM, TCO and TAA, the general partners of TCP, TMF and TCP 2, respectively, and has shared voting and dispositive power over these shares. All of these shares may be deemed to be beneficially owned by Mr. Gendell. He disclaims beneficial ownership of the shares owned by Tontine, except to the extent of his pecuniary interest therein.

(2)
Based on information contained in a Form 4 filed by Tontine on April 3, 2013 (subsequent to the record date), the aggregate number of shares of the Company’s common stock beneficially owned by Tontine decreased to 3,895,320 or 36.4% of the Company’s common stock outstanding as of April 1, 2013, reflecting the distribution on April 1, 2013 of 82,316 shares to investors that are not directly or indirectly controlled by Mr. Gendell in connection with the redemption of ownership interests in TCP 2 held by those investors. On April 1, 2013, TCP distributed 82,316 shares of common stock to TCP 2 (the “transferred shares”). The Transferred Shares were distributed to TCP 2 in connection with the redemption by TCP 2 of ownership interests in TCP.

(3)	Mr. Cerulli is employed by an affiliate of Tontine. He disclaims beneficial ownership of the shares beneficially owned by Tontine, except to the extent of his pecuniary interest therein.

CORPORATE GOVERNANCE

The Board believes that fundamental corporate governance is important to ensure that we are managed for the long-term benefit of our shareholders.  The Board expects to review its corporate governance practices and policies as set forth in its Corporate Governance Guidelines, Code of Ethics, and various Committee Charters, all of which were updated in accordance with the listing standards of the NASDAQ Stock Market and the SEC rules, at least every two years or as it deems appropriate.

Board Membership

As of the date of this Proxy Statement, the Board has ten members.  Except for Mr. Cleveland, our President and Chief Executive Officer, and Mr. Nemeth, our Executive Vice President-Finance and Chief Financial Officer, no director is an employee.

Mr. Cerulli has been employed by Tontine since January 2007.  As such, Mr. Cerulli has an indirect interest in the Company’s transactions with Tontine.  Mr. Cerulli began receiving compensation for his service as a member of the Board beginning in January 2009.  As of April 1, 2013, Tontine beneficially owned approximately 36.4% of the Company’s outstanding common stock.

In connection with the financing of its acquisition of Adorn in May 2007, the Company entered into a Securities Purchase Agreement with Tontine, dated April 10, 2007 (the “2007 Securities Purchase Agreement”), which provided that, among other things, so long as Tontine (i) holds between 7.5% and 14.9% of the Company’s common stock then outstanding, Tontine has the right to appoint one nominee to the Board; or (ii) holds at least 15% of the Company’s common stock then outstanding, Tontine has the right to appoint two nominees to the Board.  The Company also agreed to limit the number of directors serving on its Board to no more than nine directors for so long as Tontine has the right to appoint a director to the Board.  Subsequently, Tontine agreed to waive the Company’s obligation to limit the size of its Board in connection with the increase of the Board to 10 persons in order to allow the appointment of Michael A. Kitson as a director on March 19, 2013.  Mr. Cerulli’s appointment to the Board in July 2008 was made pursuant to Tontine’s right to appoint directors as described above.  As of the date hereof, Tontine has not exercised its right to appoint a second nominee to the Board.

Election of Directors and Length of Board Term

Directors are currently elected for a one-year term at the Annual Meeting of Shareholders.

Board Committees

The Board has three standing committees:  the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominations Committee.  Each Committee has a committee chairman and a written charter.

Shareholder Communications

Shareholders may send communications to members of the Board by sending a communication to the Board and/or a particular member c/o Andy L. Nemeth-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638.  Communications intended for independent directors should be directed to the Chairman of the Corporate Governance and Nominations Committee.

Code of Ethics

We have a code of ethics that applies to all of our employees, officers and directors.

Access to Corporate Governance Documents

The charters of our Audit, Compensation, and Corporate Governance and Nominations Committees, our Corporate Governance Guidelines, and our Code of Ethics are all available on our website at www.patrickind.com, or by writing to:

Patrick Industries, Inc.
Attn:  Andy L. Nemeth, Secretary
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana  46515-0638

Board Meetings and Attendance

The Board and Board Committees hold regular meetings on a set schedule and may hold special meetings and act by written consent from time to time as necessary or appropriate.  The Board had four regular meetings in 2012.  Additionally, the Board participated in seven special meetings in 2012 which included periodic update calls with the Chief Executive Officer and Chief Financial Officer.  In 2012, each director attended at least 75% of the meetings of the Board and the Board Committees on which he served.  All directors attended the most recent Annual Meeting of Shareholders which was held on May 24, 2012.  We expect all Board members to attend the 2013 Annual Meeting, but from time to time, other commitments may prevent all directors from attending each meeting.

Executive Sessions of Independent Directors

The Board and Board committees regularly meet in executive session without the presence of any management directors or representatives.  There was no lead independent director designated to preside over the executive sessions of the Board in 2012.  Any independent director can request additional executive sessions.  The independent directors met four times in executive session in 2012.

Board Leadership Structure and Risk Oversight

The Company maintains separate positions for the Chairman of the Board (“Chairman”) and for the Chief Executive Officer.  The Board believes this leadership structure has enhanced the Board’s oversight of and independence from our management, the ability of the Board to carry out its roles and responsibilities on behalf of our shareholders, and our overall corporate governance.  Mr. Hassler serves as Chairman and Mr. Cleveland is the Chief Executive Officer.

The Board has delegated its risk oversight responsibilities to the Audit Committee, as described below under the heading “Audit Committee”.  In accordance with the Audit Committee’s Charter, each of our senior financial and accounting professionals reports directly to the Audit Committee regarding material risks to our business, among other matters, and the Audit Committee meets in executive sessions with each professional and with representatives of our independent registered public accounting firm.  The Audit Committee Chairman reports to the full Board regarding material risks as deemed appropriate.

Independent Directors

A majority of the members of the Board (eight of the ten members) have been designated by the Board as independent directors.  In general, the Board determines whether a director is independent by following the guidelines of the NASDAQ Stock Market and the SEC rules and regulations.  The Board has determined that the independent directors are Terrence D. Brennan, Joseph M. Cerulli (except for purposes of the Audit Committee), John A. Forbes, Paul E. Hassler, Keith V. Kankel, Michael A. Kitson (upon his appointment to the Board on March 19, 2013), Larry D. Renbarger and Walter E. Wells.  The independent directors met four times in 2012.

Director Qualifications and Director Diversity

The Board seeks a diverse group of candidates who possess the background, skills and expertise and the highest level of personal and professional ethics, integrity, judgment and values to represent the long-term interests of our Company and its shareholders.  To be considered for membership on the Board, a candidate should possess some or all of the following major attributes:

•	Breadth of knowledge about issues affecting the Company and the industries/markets in which it operates;

•	Significant experience in leadership positions or at senior policy-making levels and an established reputation in the business community;

•	Expertise in key areas of corporate management and in strategic planning;

•	Financial literacy and financial and accounting expertise; and

•	Independence and a willingness to devote sufficient time to carry out his or her duties and responsibilities effectively and assume broad fiduciary responsibility.

The Corporate Governance and Nominations Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates.  However, as part of its annual self-evaluation under our Corporate Governance Guidelines, the Board considers whether the level of diversity of its members is appropriate, and the Corporate Governance and Nominations Committee takes the outcome into account when identifying and evaluating director candidates.

Consideration of Director Candidates - Corporate Governance and Nominations Committee Processes

The Corporate Governance and Nominations Committee will consider board nominees recommended by shareholders.  Those recommendations should be sent to the Chairman of the Corporate Governance and Nominations Committee, c/o of the Secretary of Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana  46515-0638.  In order for a shareholder to nominate a candidate for director, under our By-laws, timely notice of the nomination must be given in writing to the Secretary of the Company.  To be timely, such notice must be received at our principal executive office not less than 20 days or more than 50 days prior to the next Annual Meeting of Shareholders.  Notice of nomination must include the name, address and number of shares owned by the person submitting the nomination; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee.  It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as well as whether the individual can understand basic financial statements and the candidate’s other board memberships (if any).  The nominee’s consent to be elected and serve must be submitted.  The Corporate Governance and Nominations Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

As provided in its Charter, the Corporate Governance and Nominations Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualification of those candidates.  Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members, and by shareholders.  The Committee will seek candidates having experience and abilities relevant to serving as a director of the Company, and who represent the best interests of shareholders as a whole and not any specific group or constituency.

The Committee will consider a candidate’s qualifications and background, including responsibility for operating a public company or a division of a public company, international business experience, a candidate’s technical and financial background or professional qualification, diversity of background and personal experience, and any other public company boards on which the candidate is a director.  The Committee will also consider whether the candidate would be “independent” for purposes of the NASDAQ Stock Market and the SEC rules and regulations by our Board.  The Committee may, from time to time, engage the services of a professional search firm to identify and evaluate potential nominees.

Board Committee Responsibilities and Related Matters

The Board has delegated certain responsibilities and authority to each Board Committee as described below.  At each regularly scheduled Board meeting, each Board Committee Chairman (or other designated Board Committee member) reports to the full Board on his Board Committee’s activities.

Audit Committee

The Board has an Audit Committee, which from January 1, 2012 to May 23, 2012, was comprised of Keith V. Kankel (Chairman), Terrence D. Brennan, John A. Forbes, Larry D. Renbarger, and Walter E. Wells.  Effective May 24, 2012, the Audit Committee was comprised of Keith V. Kankel (Chairman), Terrence D. Brennan, John A. Forbes, Paul E. Hassler, Larry D. Renbarger, and Walter E. Wells.  Effective March 19, 2013 with the appointment of Michael A. Kitson to the Board, the Audit Committee was comprised of Keith V. Kankel (Chairman), Terrence D. Brennan, John A. Forbes, Paul E. Hassler, Michael A. Kitson, Larry D. Renbarger, and Walter E. Wells.  The Audit Committee’s responsibilities include oversight responsibilities related to potential material risks to our business including, but not limited to, credit, liquidity and operational risks.  In addition, its responsibilities include recommending to the Board the independent accountants to be employed for the purpose of conducting the annual audit of our financial statements, discussing with the independent accountants the scope of their examination, reviewing our financial statements and the independent accountants’ report thereon with our personnel and the independent accountants, and inviting the recommendations of the independent accountants regarding internal controls and other matters.  Additionally, the Audit Committee is responsible for approving all non-audit services provided by the independent accountants and reviews these engagements on a per occurrence basis.  The Audit Committee’s report is provided on pages 6 and 7 of this Proxy Statement.

The Board has determined that each of the members of the Audit Committee is independent as defined in the NASDAQ listing standards and relevant SEC rules, and that Messrs. Kankel, Brennan, Forbes, Hassler, Kitson, Renbarger, and Wells all meet the qualifications required to be an audit committee financial expert and meet the financial sophistication requirements of the NASDAQ listing standards.  The Audit Committee met 14 times in 2012.  These meetings included conference calls with management to review quarterly earnings releases and SEC filings prior to their issuance.

For a more detailed list of the roles and responsibilities of the Audit Committee, please see the Audit Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.

Compensation Committee

The Board has a Compensation Committee, which from January 1, 2012 to May 23, 2012, was comprised of Walter E. Wells (Chairman), Terrence D. Brennan, Joseph M. Cerulli, John A. Forbes, and Keith V. Kankel.  Effective May 24, 2012, the Compensation Committee was comprised of Walter E. Wells (Chairman), Terrence D. Brennan, Joseph M. Cerulli, John A. Forbes, Paul E. Hassler, and Keith V. Kankel.  Effective March 19, 2013 with the appointment of Michael A. Kitson to the Board, the Compensation Committee was comprised of Walter E. Wells (Chairman), Terrence D. Brennan, Joseph M. Cerulli, John A. Forbes, Paul E. Hassler, Keith V. Kankel, and

Michael A. Kitson.  The Compensation Committee met four times in 2012.  The primary responsibilities of this committee include:

•	Reviewing and recommending to the independent members of the Board the overall compensation programs for the officers of the Company;

•	Oversight authority to attract, develop, promote and retain qualified senior executive management; and

•	Oversight authority for the stock-based compensation programs.

In its oversight of executive officer compensation, the Compensation Committee seeks assistance from our management and our independent compensation consultant, Towers Watson, as further described below under the heading “Compensation Discussion and Analysis - Compensation of Executive Officers and Directors”.  The Compensation Committee’s report is provided on page 29 of this Proxy Statement.

The Board has determined that each of the current members of the Compensation Committee is independent as defined in the NASDAQ listing standards and our Corporate Governance Guidelines.  For a more detailed list of the roles and responsibilities of the Compensation Committee, please see the Compensation Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.

Compensation Committee Interlocks and Director Participation

During 2012, no executive officer served on the Board or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer.  No member of the Compensation Committee was an officer or employee of the Company during 2012.  Paul E. Hassler was formerly an officer of the Company from 2004-2009 and became a member of the Compensation Committee in 2012.  Keith V. Kankel was formerly an officer of the Company from 1974-2004 and became a member of the Compensation Committee in 2008.

Corporate Governance and Nominations Committee

The Board has a Corporate Governance and Nominations Committee, which from January 1, 2012 to May 23, 2012, was comprised of Terrence D. Brennan (Chairman), Joseph M. Cerulli, John A. Forbes, Keith V. Kankel, Larry D. Renbarger, and Walter E. Wells.  Effective May 24, 2012, the Compensation Committee was comprised of Terrence D. Brennan (Chairman), Joseph M. Cerulli, John A. Forbes, Paul E. Hassler, Keith V. Kankel, Larry D. Renbarger, and Walter E. Wells.  Effective March 19, 2013 with the appointment of Michael A. Kitson to the Board, the Compensation Committee was comprised of Terrence D. Brennan (Chairman), Joseph M. Cerulli, John A. Forbes, Paul E. Hassler, Keith V. Kankel, Michael A. Kitson, Larry D. Renbarger, and Walter E. Wells.  This Committee met four times in 2012.  The primary responsibilities of this committee include:

•	Assist the Board in identifying, screening, and recommending qualified candidates to serve as directors;

•	Recommend nominees to the Board to fill new positions or vacancies as they occur;

•	Review and recommend to the Board the compensation of directors;

•	Recommend to the Board nominees for election by shareholders at the annual meeting; and

•	Review and monitor corporate governance compliance as well as recommend appropriate changes.

The Board has determined that each of the current members of the Corporate Governance and Nominations Committee is independent as defined in the listing standards of the NASDAQ stock exchange and our Corporate Governance Guidelines.  For a more detailed list of the roles and responsibilities of the Corporate Governance and Nominations Committee, please see the Corporate Governance and Nominations Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that certain of our officers, directors and 10% shareholders file with the SEC an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of our common stock.  Based solely on our review of such forms and written representation from the directors and officers that no other reports were required, we are unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended December 31, 2012.

EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis should be read in conjunction with the executive compensation tables and corresponding footnotes that follow.  The discussion focuses on the compensation program in effect for the 2012 fiscal year and compensation decisions made with respect to the compensation program.

Compensation Discussion and Analysis
Compensation of Executive Officers and Directors

Summary

We believe that the compensation plan as it relates to our Named Executive Officers - Todd M. Cleveland (“Chief Executive Officer” or “CEO”), Andy L. Nemeth (“Chief Financial Officer” or “CFO”) and Jeffrey M. Rodino (“Chief Operating Officer” or “COO”) - and other executives, should be aligned with the Company’s short-term and long-term organizational strategic agenda and its operating performance and cash flows, and assure appropriate management ownership in the Company.  Messrs. Cleveland, Nemeth and Rodino comprise our “Named Executive Officers” or “NEOs”, as such term is used under SEC rules.  Our objective is to provide a comprehensive market competitive compensation program designed to attract, retain and motivate the best qualified talents from inside and outside the industry and to align the interests of our senior management team with the interests of our shareholders.  We apply a performance management system which is used to drive decisions by senior management to facilitate a “Customer 1st-Performance Based” culture.  Our performance management system links compensation to satisfying certain objectives based on our short-term and long-term goals.  In order to meet these objectives, the Compensation Committee has met numerous times over the past year and has conducted independent benchmark studies and analyses to develop a comprehensive performance and rewards compensation strategy as it relates to our NEOs and other executives.

Executive Compensation Decisions –

Participants and Roles, Plan Factors, Plan Components and Benchmark Sources

Participants and Roles

COMPENSATION COMMITTEE
  Recommends to the Board, with input from our management team and external advisors, the Company’s executive compensation and benefits programs to include the NEOs.
  Provides annual and ongoing review, discussion, analysis and recommendations regarding the evaluation of the execution of the performance plan for the NEOs against business deliverables.

INDEPENDENT COMMITTEE CONSULTANT
  Provides published survey data, peer group proxy data and analysis and consultation to the Compensation Committee on executive and non-employee director compensation.
  Establishes and maintains an independent perspective to avoid any conflicts of interests while working directly for the Compensation Committee unless the Committee has pre-approved any work to be conducted with management for review by the Committee and approval by the Board.

CHIEF EXECUTIVE OFFICER and VICE PRESIDENT OF HUMAN RESOURCES
  When requested by the Compensation Committee, provide executive compensation and benefit plan input related to the performance management structure and provide support on compensation and benefit program design and implementation, and compliance and disclosure requirements.
  Evaluate the performance plans of the CFO, COO, and other executives in accordance with the Board approved plan.

Plan Factors

There are several key factors the Compensation Committee considers when recommending plan-year executive compensation:

●	NEOs’ roles, position scope, experience, skill set, and performance history;

●	The external market for comparable roles;

●	The current and expected business climate; and

●	The Company’s financial position and its reflection of operating results.

Plan Components

The Compensation Committee utilizes its own judgment in approving the components of compensation, benefits, and plan targets for the NEOs.  The committee further reviews and approves compensation including targets, thresholds, and maximums of short-term and long-term incentive compensation.

The Compensation Committee and the Company believe that the components of compensation should be directly linked to a pay-for-differentiated performance strategy and plan design.  As a result, the approved executive compensation plan is heavily weighted and focused on the variable pay component of short-term and long-term incentives.  The goal of the Committee is to ensure that the incentive plans are aligned with both the short-term and long-term interests of the shareholders through execution of a performance-based plan.

Benchmark Sources

Towers Watson, the Company’s independent compensation consultant for 2012 (the “Consultant”), provides the Compensation Committee with independent benchmark data for consideration when making compensation decisions.  The Compensation Committee considers this information along with other relevant published compensation data in conjunction with the plan factors mentioned above when making compensation recommendations to the Board.  The Compensation Committee has reviewed the independence of the Consultant in light of new SEC rules and Nasdaq listing standards regarding compensation consultants and has concluded that the Consultant’s work for the Compensation Committee does not raise any conflict of interest.  All work performed by the Consultant is subject to review and approval of the Compensation Committee.

The Compensation Committee uses data from both general industry and the durable goods industry as part of its decision making process for the comparison of the NEOs.  In 2012, the Compensation Committee continued to utilize both peer group data and a combination of general industry and durable goods industry data to evaluate and support compensation decisions for the CEO (Mr. Cleveland) and CFO (Mr. Nemeth) roles.  The Committee used general industry and durable goods industry data for the COO (Mr. Rodino) role.

Peer Group Selection Criteria

1. Commensurate revenue generation scope to the Company’s revenue profile
2. Market capitalization generally consistent with the Company’s market capitalization
3. Industry/business type – industrial manufacturing and distribution firms with national footprints

4. Geographically headquartered in the Mid-West markets
5. Similarity of other business attributes, including profit margins and business mix.

Fiscal Year 2012 Peer Group

American Woodmark Corp., Cavco Industries Inc., Continental Materials Corp., Drew Industries Inc., Lawson Products Inc., MFRI Inc.,  PGT Inc., Skyline Corp., Spartan Motors Inc., Strattec Security Corp., and US Home Systems Inc.

Fiscal Year 2012 Compensation Context

The 2012 performance plan year was influenced by the continued recovery of the economy, measured growth of our business markets (Recreational Vehicles, Manufactured Housing and Industrial) as well as the effects of the Company’s strategic initiatives executed over the past three years.  Certain segments of our business saw significant revenue and profit growth from 2011 to 2012, while other segments realized growth at a more measured pace.  As our business continued to grow in 2012, the Company was able to execute a Company-wide market and performance-based rewards platform to reflect our exceptional operating results, including record net income, not only for the executive team, but for all team members.

Fiscal Year 2012 Executive Compensation

Compensation and Benefits Components	Description and Purpose
Base Salary	Cash payments reflecting a market competitive position for performance of functional role.
Short-Term Incentives
Lump sum cash payments reflective of approved pay-for-performance plan and the relative achievements of the business and individual performance plans.  The Board reserves the right at any time to award discretionary bonuses to senior management based on outstanding performance or other factors.

Long-Term Incentives
Restricted stock grants reflecting approved pay-for-performance plan and the relative long-term achievement of the business performance plans as well as the Company’s desire to retain high performing talent and align the interests of senior management with shareholder interests.

Executive Health and Welfare Benefits	We do not have health and welfare benefits outside the scope of our standard plans for all employees.
Voluntary Deferred Compensation Plan
Voluntary deferred compensation plan whereby highly compensated individuals can elect to voluntarily defer all or a portion of their wages in any given years subject to applicable laws and restrictions.  Designed to supplement market competitive position and further drive retention of key executives.

Other Compensation
Other compensation includes automobile allowance, Company contributions pursuant to the Patrick Industries, Inc. 401(k) Plan, and Company contributions to individual Health Savings Accounts and health club reimbursement pursuant to the Company’s general health and wellness program.

Executive Retirement Plan	Supplemental executive retirement program based on a formula of base wages, service and other criteria designed to retain key senior talent.
Severance Benefits	We provide reasonable and customary transition support aligned to our market benchmark data.

Compensation Components – Mix and Levels

Base Salary

The Compensation Committee reviews and approves the base salaries of the NEOs each year, as well as at the time of promotion, change in job responsibilities, or any other change deemed to be a material event.  Base salaries are set during the first quarter of each year.  The Compensation Committee sets the salary for the President and CEO, and approves the base salaries for the other NEOs based on recommendations by the President and CEO.

When determining base salary adjustments for its NEOs, the Compensation Committee considers a combination of (1) peer group data, (2) market data, including industry norms and benchmarking data from companies of similar size, and (3) outstanding Company and individual performance in the performance plan year.  In general, the Compensation Committee targets the 25th percentile of the Company’s peer group in determining base salaries and the 75th percentile of the Company’s peer group for determining short-term incentive compensation.

The Board approved a base compensation increase for the NEOs on February 13, 2012 in alignment with market data and the Company plan factors.

The following table summarizes the 2011 and 2012 base salaries as approved by the Board for the NEOs:

Name	2011 Base Salary – 2/28/11	2012 Base Salary – 2/13/12	% Increase 2/13/12
Todd M. Cleveland	$300,000	$350,000	16.7%
Andy L. Nemeth	225,000	235,000	4.4%
Jeffrey M. Rodino	170,000	200,000	17.6%

Non-Equity Incentive Plan Awards

The Annual Non-Equity Incentive Plan Awards (“Short-Term Incentives” or “STIs”) are reviewed and approved each year and are based on the achievement of a combination of the Company’s financial results and the individual’s performance against defined objectives.  Several key components were considered in the development of the 2012 STI plan to align the STIs with shareholder interest by measuring the Company’s financial performance and the individual’s performance in support of the Company’s short and long-term strategies.  These components include:

•	Company performance (50% weighting), which is measured by the Company’s EBITDA;

•	Individual performance (50% weighting), which is measured by:

1.	Financial objectives – Revenue and EBITDA targets (40% weighting within the individual performance objectives);

2.	Strategic objectives – Actions and initiatives linked to the Company’s organizational strategic agenda for the plan year (30% weighting within the individual performance objectives);

3.
Leadership and talent objectives – Actions and initiatives linked to the development of our talent, leadership, capabilities and our values (30% weighting within the individual performance objectives).

For each of the NEOs, a target STI award is established as a percentage of base salary.  The portion of the STI award that is tied to individual performance is based on the Compensation Committee’s assessment of an individual’s performance against defined objectives (50% weighting), with the NEOs each receiving an individual performance rating ranging from 0.0 to 5.0.  The Company performance component of the STI award is based upon the Company’s EBITDA performance versus target EBITDA (50% weighting), with the actual results placed on a scale ranging from 0.0 to 5.0.  The threshold Company EBITDA performance is 80% of target EBITDA (a 2.0 rating) and the maximum Company EBITDA performance is 120% of target EBITDA (a 5.0 rating).  The threshold, target and maximum performance metrics for the 2012 STI plan are outlined below:

2012 STI Award Component	Threshold Performance	Target Performance	Maximum Performance
Company Rating (EBITDA)	2.0 ($18.5MM)	3.0 ($23.0MM)	5.0 ($27.7MM)
Individual Rating	2.5	3.0	5.0

If an individual’s performance rating is below the threshold rating of 2.5, such individual is not eligible for an STI award regardless of Company performance.  If the Company’s EBITDA performance is below the threshold Company rating of 2.0, no individual is eligible for an STI award regardless of individual performance.

The individual rating is translated into a payout factor ranging from 83% (threshold) to 167% (maximum), and the Company rating is translated into a payout factor ranging from 50% (threshold) to 150% (maximum).  The individual and Company payout factors are multiplied to establish an aggregate payout factor, which is then multiplied by the target STI award to determine the actual dollar award.  The range of potential 2012 aggregate payout factors as a percentage of the target STI award was as follows:

•	Threshold individual and Company performance - 41.7%
•	Target individual and Company performance - 100%
•	Maximum individual and Company performance - 250%.

The Company achieved plan adjusted fiscal 2012 EBITDA of $32.5 million which equated to a 5.0 Company performance rating.  When combined with the individual performance rating for each NEO, the actual STI award payouts for 2012 were as follows:

Name	2012 Base Salary ($)	Target Award as a % of Base Salary (1)	Target STI Award ($)	Actual Award Amount as a % of Target Award	Actual 2012 STI Award Payout ($)
Todd M. Cleveland	$350,000	100%	$350,000	235.0%	$822,500
Andy L. Nemeth	235,000	60%	141,000	195.0%	274,950
Jeffrey M. Rodino	200,000	85%	170,000	225.0%	382,500

(1)	The target award as a percentage of base salary for the NEOs was determined by the Compensation Committee and applied to the base salary in effect as of February 13, 2012.

While these targets were used in fiscal 2012, the Compensation Committee reserves the right to modify, cancel, change or reallocate any components of this calculation or criteria at any time.

2012 Discretionary Bonus Award

The 2012 Company performance resulted in exceptional levels of EBITDA and net income relative to the Company’s plan and historical results.  In recognition of these results, the Compensation Committee recommended and the Board approved discretionary bonus awards for the NEOs.  The approved discretionary cash bonus awards for the NEOs were as follows:

Name	2012 Discretionary Bonus
Todd M. Cleveland	$400,000
Andy L. Nemeth	50,000
Jeffrey M. Rodino	50,000

Long-Term Incentive Plan

 We believe that long-term incentive compensation provides appropriate motivational tools to achieve certain long-term Company goals and align the interests of our management team closely with those of our shareholders.  Executive officers participate in our long-term compensation program based on their ability to make a significant contribution to the Company’s financial performance, their level of responsibility, their ability to meet performance objectives, and their leadership potential.

In 2011, the Compensation Committee designed and developed a Board approved pay-for-performance based Long-Term Incentive Plan ("2011 LTIP") for the 2011 NEOs and other executives.  The 2011 LTIP established a long-term incentive target award, with a target award that included both a restricted share award (two-thirds of the value of the total target award) and a performance-contingent cash award (one-third of the value of the total target award).  The 2011 LTIP awards are measured over a three-year performance period ending on December 31, 2013.  The equity award portion of the 2011 LTIP awards to NEOs is set forth in the "Outstanding Equity Awards at December 31, 2012" table on page 25.

In 2012, the Compensation Committee developed a Board approved pay-for-performance based Long-Term Incentive Plan (“2012 LTIP”) for the NEOs.  The 2012 LTIP establishes a long-term incentive target award, which is established as a percentage of base compensation for each of the NEOs.  The target award is comprised of a restricted share award (80% of which is performance-contingent and 20% of which is time-based).  In determining the number of shares comprising the restricted share award, the value of the restricted share component is divided by the stock price per share established by the Board ($5.00 for the 2012 LTIP award).  Unlike the 2011 LTIP, the 2012 LTIP does not have a performance-contingent cash award component.  The performance-contingent cash award component in the 2011 LTIP was consistent with pay-for-performance long-term incentive design principals in a situation where the Company is unable to grant market-driven levels of equity-based awards due to concerns over diluting the holdings of non-employee shareholders.

The table below shows a sample calculation of LTIP award components:

Base Salary ($)	Target Award as a % of Base Salary	Target Award ($)	Restricted Shares Target Award - Performance Contingent (80%) (Shares)	Restricted Shares Target Award – Time-Based (20%) (Shares)
$150,000	30%	$45,000	7,200	1,800

The restricted share award is divided into (1) restricted shares with time-based vesting (“Time-Based Shares”) and (2) restricted shares with performance-based vesting (“Performance-Contingent Shares”).  The Compensation Committee believes that the use of Time-Based Shares and Performance-Contingent Shares aligns the NEOs’ focus with the Company’s long-term financial performance objectives and assures that significant retention value of the granted equity is maintained for each NEO.  The LTIP restricted share component is further defined below:

LTIP Restricted Share Component:

•
Time-Based Shares – 20% of the shares comprising the restricted share award are Time-Based Shares with a three year cliff vesting period.  (Example: if 9,000 restricted shares are awarded, 1,800 shares are Time-Based Shares.)

•
Performance-Contingent Shares – 80% of the shares comprising the restricted share award are Performance-Contingent Shares; award vesting is contingent upon achieving the Company’s cumulative EBITDA performance versus target EBITDA over a three-year measurement period.  (Example: if 9,000 shares are awarded, 7,200 shares are Performance-Contingent Shares.)

For the Performance-Contingent Shares, the Company’s cumulative three-year EBITDA performance is placed on a scale ranging from 0.0 to 5.0, with threshold EBITDA performance of 75% of target EBITDA (a 2.0 rating) and maximum Company EBITDA performance of 120% of target EBITDA (a 5.0 rating).  The threshold, target and maximum performance metrics for the 2012 LTIP are outlined below:

Plan Component	Threshold EBITDA Performance (1) (2.0 Rating) Payout as % of target	Target EBITDA Performance (1) (3.0 Rating) Payout as % of target	Maximum EBITDA Performance (1) (5.0 Rating) Payout as % of target
Time-Based Shares	100%	100%	100%
Performance-Contingent Shares	50%	100%	100%

(1)	The Company EBITDA performance is measured as the cumulative EBITDA achieved in 2012, 2013 and 2014.

The LTIP award components for the NEOs in 2012 were as follows:

Name	Total Target Award as a % of Base Salary	Total Target Award ($)	Time-Based Share Award (Shares)	Performance- Contingent Share Award (Shares)
Todd M. Cleveland	100%	$350,000	14,000	56,000
Andy L. Nemeth	40%	94,000	3,760	15,040
Jeffrey M. Rodino	40%	80,000	3,200	12,800

Individual NEO threshold, target and maximum payouts in shares for each LTI component are outlined below:

Name	Threshold EBITDA Performance (2.0 Rating) Component Award (Shares)	Target EBITDA Performance (3.0 Rating) Component Award (Shares)	Maximum EBITDA Performance (2) (5.0 Rating) Component Award (Shares)
Time-Based Shares (1)
Todd M. Cleveland	14,000	14,000	14,000
Andy L. Nemeth	3,760	3,760	3,760
Jeffrey M. Rodino	3,200	3,200	3,200
Performance-Contingent Shares (1)
Todd M. Cleveland	28,000	56,000	56,000
Andy L. Nemeth	7,520	15,040	15,040
Jeffrey M. Rodino	6,400	12,800	12,800

(1)	Represents the number of shares for the threshold, target and maximum payouts for the Time-Based Shares and Performance-Contingent Shares for the 2012 LTIP award.

(2)
The 2012 LTIP does not include the potential to earn additional Performance-Contingent shares if target EBITDA performance is exceeded.  The performance share award pays out at the same level at target EBITDA performance and any level of higher EBITDA performance.

The actual payout under the 2012 LTIP will be determined at the conclusion of the three-year performance period ending on December 31, 2014 (the third year in the cumulative EBITDA performance measurement period).

See “Potential Payments Upon Termination or Change in Control” on pages 27 and 28 for the long-term performance-contingent cash award payable to each of the NEOs upon termination or a change in control.

2012 NEO Company Stock Ownership Requirement

 Beginning in 2012, the NEOs were required to maintain a pre-defined multiple of base salary in the form of ownership of the Company’s common stock that is to be achieved over a period of three years.  The following table sets forth information about the required share value of the Company’s common stock to be owned by each NEO for the year ended December 31, 2012:

Name	2012 Base Salary	2012 Multiple of Base Salary	Required Total Share Value ($) (1)
Todd M. Cleveland	$350,000	4X	$1,400,000 (2)
Andy L. Nemeth	235,000	2X	470,000 (2)
Jeffrey M. Rodino	200,000	2X	400,000 (2)

(1)	Inclusive of stock option valuation, restricted stock units awarded by the Company, and shares purchased by the NEO in the open market.

(2)	Each NEO’s total common stock ownership for the year ended December 31, 2012 exceeded the 2012 requirement.

Non-Qualified Stock Options

There were no non-qualified stock options granted in 2012.  A description of all stock awards held by the NEOs as of the end of fiscal 2012 is contained in the “Outstanding Equity Awards at December 31, 2012” table on pages 25 and 26.  We reserve the right at any time to grant options under our Patrick Industries, Inc. 2009 Omnibus Incentive Plan.

Executive Retirement Plan and Non-Qualified Excess Plan

Executive Retirement Plan

The Company maintains a non-qualified executive retirement plan (the “Executive Retirement Plan”) for Mr. Nemeth.  According to the provisions of the Executive Retirement Plan, Mr. Nemeth, upon vesting, is entitled to receive annually 40% of his respective highest annual base wages earned in the last three years prior to retirement or termination from the Company paid over ten years in 260 consecutive bi-weekly payments.  Mr. Nemeth became fully vested in the Executive Retirement Plan on May 18, 2007 pursuant to a change of control event, which occurred on May 18, 2007, as a result of the Adorn acquisition and the Company’s private placement of shares to Tontine.  No new employees have been invited to participate in the Executive Retirement Plan since January 1, 2007.

Non-Qualified Excess Plan

The Company maintains a voluntary non-qualified deferred compensation plan (the “NQDC Plan”) for its key executives whereby individuals can elect at the beginning of any fiscal year to defer all or a portion of their base wages for that particular year, subject to applicable laws and restrictions.  Participants are immediately vested in the plan.  There were no material contributions made to the NQDC Plan in 2012.

Perquisites

We believe in a performance-based compensation and benefits package and therefore provide very few perquisites to our NEOs.  We provide a car allowance to our NEOs, other executives, corporate managers, and general managers, all of which are included as taxable income.

Benefit Plans

We do not maintain separate benefit plans for our NEOs.  They participate in the same health and welfare plans as all of our other general employees with the same deductibles and co-pays.  The NEOs also participate in the same 401(k) retirement program as all of the other general employees.

Equity Trading Restrictions

The Company has a policy whereby the mandatory blackout period begins on the last business day of the fiscal month ending in a reporting period (March, June, September and December) and ends forty-eight hours after the public release of the financial information for that reporting period.  During this period, Section 16 insiders and other management employees who have access to “inside” information are precluded from trading in the public market any types of company owned equity securities.  Additionally, the Company precludes any Section 16 insider, as defined by the SEC, Director, Officer or Employee from trading in the public market, or any other market, based on information that is not made available to the general public.

Tax and Accounting Considerations

To the extent that it is practicable and consistent with our executive compensation objectives, we seek to comply with Section 162(m) of the Internal Revenue Code and the regulations adopted thereunder to enable us to claim the tax deductibility of performance-based compensation in excess of $1 million per taxable year to our executive officers.  However, if compliance with Section 162(m) conflicts with our compensation objectives or is contrary to the best interests of our shareholders, we will pursue those objectives, regardless of the attendant tax implications.  In 2012, a portion of Mr. Cleveland’s compensation did not comply with Section 162(m).  In 2013, we took certain steps designed to increase the portion of our executive compensation eligible for favorable tax treatment under Section 162(m).  You should be aware, however, that Section 162(m) is highly technical and complex, so that even when we seek favorable tax treatment thereunder, we cannot assure you that our tax position will prevail.  We expense equity awards in accordance with Accounting Standards Codification 718 Compensation – Stock Compensation (“ASC 718”).

Summary Compensation Table

The following Summary Compensation Table sets forth information about the compensation paid to our NEOs for the years ended December 31, 2012, 2011 and 2010.  There were no stock options awarded to our NEOs for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Todd M. Cleveland, President and Chief Executive Officer	2012 2011 2010	$ 339,615 288,654 266,250	$ 400,000 - -	$ 590,800 152,250 88,000	$ 822,500 630,000 264,917	$ - - -	$ 14,290 13,459 7,820	$ 2,167,205 1,084,363 626,987
Andy L. Nemeth, Executive Vice President of Finance, Secretary-Treasurer, and Chief Financial Officer	2012 2011 2010	233,462 222,212 211,347	50,000 - -	158,672 48,720 60,500	274,950 270,000 142,545	9,542 8,917 8,334	15,207 15,776 15,498	741,833 565,625 438,224
Jeffrey M. Rodino, Chief Operating Officer, and Executive Vice President of Sales and Operations (7)	2012 2011 2010	189,039 160,078 144,462	50,000 - -	135,040 36,540 49,500	382,500 261,380 104,975	- - -	12,397 12,358 11,907	768,976 470,356 310,844

(1)	For information on base salaries, see “Base Salary” on page 18.

(2)
The NEOs received discretionary bonus awards for the year ended December 31, 2012.  The NEOs were not entitled to receive any payments that would be characterized as “Bonus” payments for the fiscal years ended December 31, 2011 or 2010.

(3)
Amounts shown do not reflect compensation actually received.  Such amounts reflect the aggregate fair value of stock awards granted during the year which is generally the total amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule in accordance with ASC 718.

(4)
Amounts shown represent the short-term incentive awards earned in 2012 by each of the NEOs, and approved by the Compensation Committee, based on the achievement of both pre-determined Company performance targets and individual performance targets for 2012.  See “Non-Equity Incentive Plan Awards” on pages 18 and 19.

(5)
Amounts shown do not reflect compensation actually received.  Such amounts reflect the aggregate change in the present value of the NEOs’ accumulated benefit under the Executive Retirement Plan and the Non-Qualified Excess Plan.  In computing these amounts, the Company uses various assumptions including remaining years of service, estimated discount rates, and present value calculations.  Mr. Nemeth became fully vested in the Executive Retirement Plan in 2007.  All participants are fully and immediately vested in the Non-Qualified Excess Plan.

(6)	The amounts included in “All Other Compensation” are detailed in the table below:

Name	Year	401(k) Matching Contribution ($)	Payments Under Executive Retirement Plan ($)	Other (a)(b) ($)	Total All Other Compensation ($)
Todd M. Cleveland	2012 2011 2010	$ 850 825 600	$ - - -	$ 13,440 12,634 7,220	$ 14,290 13,459 7,820
Andy L. Nemeth	2012 2011 2010	617 586 439	- - -	14,590 15,190 15,059	15,207 15,776 15,498
Jeffrey M. Rodino	2012 2011 2010	499 424 388	- - -	11,898 11,934 11,519	12,397 12,358 11,907

(a)
Amounts shown reflect an automobile allowance and the Company contribution to individual Health Savings Accounts and health club reimbursement pursuant to the Company’s general health and wellness program.

(b)	Mr. Cleveland had use of a Company car from January 1 to June 1, 2011.

(7)
Mr. Rodino was appointed COO of the Company in March 2013.  In addition to his COO position, Mr. Rodino serves as Executive Vice President of Sales and Operations, a position he has held since December 2011.  Mr. Rodino also served as Vice President of Sales for the Midwest from August 2009 to December 2011 and was elected an Officer in May 2010.

Grants of Plan-Based Awards During Fiscal Year 2012

The table below sets forth information on grants in 2012 to the NEOs of estimated payouts under non-equity incentive plan awards as set forth under “Non-Equity Incentive Plan Awards” on pages 18 and 19, estimated payouts under equity incentive plan awards as set forth under “Long-Term Incentive Plan” on pages 20 and 21, and of stock awards as set forth in the “Summary Compensation Table” on pages 23 and 24.  The Company’s policy is generally to grant equity awards effective on the date the Compensation Committee approves such awards.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: # of Shares of Stock or Units (#) (3)	All Other Option Awards: # of Securities Underlying Options (#) (4)	Closing Market Price on Grant Date ($ Per Share)(5)	Grant Date Fair Value of Stock Awards ($) (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Todd M. Cleveland	3/12/12	$146,000	$350,000	$875,000	28,000	56,000	56,000	14,000	-	$8.44	$590,800
Andy L. Nemeth	3/12/12	58,800	141,000	352,500	7,520	15,040	15,040	3,760	-	8.44	158,672
Jeffrey M. Rodino	3/12/12	70,900	170,000	425,000	6,400	12,800	12,800	3,200	-	8.44	135,040

(1)
The related performance targets and results are described in detail under “Non-Equity Incentive Plan Awards” on pages 18 and 19.  For the actual non-equity incentive awards, see the “Summary Compensation Table” on page 23.

(2)
Restricted shares granted in fiscal 2012 under the 2012 LTIP that are Performance-Contingent based will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period ending on December 31, 2014.  See “Long-Term Incentive Plan” on pages 20 and 21.

(3)	These shares represent the Time-Based restricted stock awards granted in fiscal 2012 that vest on the third anniversary of the grant date. See “Long-Term Incentive Plan” on pages 20 and 21.

(4)	There were no stock options granted in fiscal 2012.

(5)	The base price of the Time-Based and Performance-Contingent based stock awards is the closing price of the Company’s stock on the NASDAQ stock market on the grant date.

(6)	Represents the fair value of stock awards as of the grant date computed in accordance with ASC 718.

Outstanding Equity Awards at December 31, 2012

The following table summarizes the outstanding equity awards held by the NEOs as of December 31, 2012.  All stock options that were outstanding as of December 31, 2011 were exercised in the year ended December 31, 2012.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($) (2)
Todd M. Cleveland	3/12/12	14,000	$ 217,840	56,000	$ 871,360
	3/01/11	15,000	233,400	60,000	933,600
	5/20/10	32,000	497,920	-	-
Andy L. Nemeth	3/12/12	3,760	58,506	15,040	234,022
	3/01/11	4,800	74,688	19,200	298,752
	5/20/10	22,000	342,320	-	-
Jeffrey M. Rodino	3/12/12	3,200	49,792	12,800	199,168
	3/01/11	3,600	56,016	14,400	224,064
	5/20/10	18,000	280,080	-	-

(1)
Restricted share grants related to Time-Based share awards, which were approved by the Board on March 12, 2012, March 1, 2011, and May 20, 2010, will fully vest on the third anniversary of the grant date or March 12, 2015, March 1, 2014, and May 20, 2013, respectively.  Unvested restricted stock awards are subject to forfeiture if the NEO’s employment with the Company is terminated before the shares vest.

(2)	Based on a market price of $15.56 per share which was the NASDAQ Stock Market closing price on December 31, 2012.

(3)
Restricted share grants related to Performance-Contingent based share awards, which were approved by the Board on March 12, 2012 and March 1, 2011, will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period.  Unvested restricted stock awards are subject to forfeiture if the NEO’s employment with the Company is terminated before the shares vest.

Option Exercises and Stock Vested in Fiscal 2012

The following table sets forth information about the value realized by the NEOs on exercise of options and vesting of stock awards in 2012.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Todd M. Cleveland	150,000	$ 2,171,392	35,000 (2)	$ 413,000 (2)
Andy L. Nemeth	87,500	1,073,910	25,000 (2)	295,000 (2)
Jeffrey M. Rodino	-	-	10,000 (3)	145,400 (3)

(1)	The value realized on exercise was based on the difference between the market price of the stock on the date of exercise and the option exercise price.

(2)
Represents discretionary stock grant awarded by the Board to Messrs. Cleveland and Nemeth on May 21, 2009 which vested 100% on May 21, 2012.  The value realized on vesting was based on the market price equal to the Nasdaq Stock Market closing price of $11.80 on May 21, 2012 times the total number of shares acquired on vesting.

(3)
Represents discretionary stock grant awarded by the Board to Mr. Rodino on September 21, 2009 which vested 100% on September 21, 2012.  The value realized on vesting was based on the market price equal to the Nasdaq Stock Market closing price of $14.54 on September 21, 2012 times the total number of shares acquired on vesting.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted average exercise price of outstanding options and rights	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	90,250	$ 1.54	450,441
Equity compensation plans not approved by security holders	-	N/A	-
Total	90,250	$ 1.54	450,441

Non-Qualified Deferred Compensation

The following table sets forth information about the participation of the NEOs in the Executive Retirement Plans and the Non-Qualified Excess Plan, and is set forth in the “Summary Compensation Table” under the caption “Change in Pension Value and Non-Qualified Deferred Compensation Earnings”:

Name	Executive Contribution in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of Last FYE ($) (3)
Todd M. Cleveland	-	-	-	-	-
Andy L. Nemeth	-	-	$ 9,542	-	$ 145,849
Jeffrey M. Rodino	-	-	-	-	-

(1)	Represents the charge reflected in operating results for the current fiscal year associated with the compensation cost recognized by the Company pursuant to the terms of the plan.

(2)	Represents the interest for the current fiscal year associated with the annuity.

(3)
Represents the present value of an annuity as of December 31, 2012 to be paid at retirement pursuant to the terms of the Executive Retirement Plan agreement.  The aggregate balance as of January 1, 2012 was $136,307.

See “Executive Retirement Plan and Non-Qualified Excess Plan” summary descriptions on page 22.

Potential Payments Upon Termination or Change in Control

We believe that the Company should provide reasonable severance benefits to our NEOs and other general employees that are fair and commensurate with their job duties, functions, and responsibilities.  We believe it is important to protect our key employees in the event of a change in control and it is also in the best interest of the Company to obtain a release from employees whose employment is terminated as well as a non-compete agreement from certain employees in the form of an employment agreement.  The following table summarizes the employment agreements at December 31, 2012 for our NEOs in the event they are terminated without cause or upon change in control.  In addition to reasonable severance benefits, our NEOs, other executives, and general employees who have received long-term incentive awards (in the form of restricted stock grants and long-term performance cash awards) are immediately vested in all restricted shares granted and the target long-term cash award as defined in the terms and conditions of the LTI grant.

Name	Severance Benefits Upon Termination Without Cause or Upon Change in Control (1)	Non- Compete	Confidentiality Agreement
Todd M. Cleveland	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite
Andy L. Nemeth	12 Months Base Salary and Insurance Benefits	1 Year	1 Year
Jeffrey M. Rodino	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite

(1)	Employee is required to sign a mutual release of claims in a form satisfactory to the Company.

Based on the employment and compensation arrangements in effect as of December 31, 2012 and assuming a hypothetical termination date of December 31, 2012, including the price of the Company’s common stock on that date, the benefits upon termination without cause or change in control for our NEOs would have been as follows in the table below.  Per the NEOs’ employment agreements, there are no benefits payable to the NEOs for involuntary termination due to death or disability.

Name / Benefit	Change in Control Voluntary Termination	Change in Control Involuntary Termination	Involuntary Termination Without Cause
Todd M. Cleveland
Base salary	$350,000	$350,000	$350,000
Acceleration of long-term incentives (1)	2,754,120	2,754,120	-
Long-term performance-contingent cash award (2)	195,000	195,000	-
Total benefits	$3,299,120	$3,299,120	$350,000
Andy L. Nemeth
Base salary	$235,000	$235,000	$235,000
Acceleration of long-term incentives (1)	1,008,288	1,008,288	-
Long-term performance-contingent cash award (2)	60,000	60,000	-
Total benefits	$1,303,288	$1,303,288	$235,000
Jeffrey M. Rodino
Base salary	$200,000	$200,000	$200,000
Acceleration of long-term incentives (1)	809,120	809,120	-
Long-term performance-contingent cash award (2)	46,000	46,000	-
Total benefits	$1,055,120	$1,055,120	$200,000

(1)
Represents the market value of unearned shares or units of restricted stock that have not vested based on a market price of $15.56 per share, which was the NASDAQ Stock Market closing price on December 31, 2012.

(2)	Represents the performance-contingent cash award component in the 2011 LTIP.

Employment Contracts

The Company has entered into Employment Agreements with Messrs. Cleveland, Nemeth and Rodino, pursuant to which they agreed to serve as executive officers of the Company.  The Agreements contain a non-compete clause and certain other stipulations and provide for a severance package that includes twelve (12) months base salary.  Under the Agreements, voluntary termination with or without cause, death, disability or retirement, shall not result in any obligation of the Company to make payments.

2012 NON-EMPLOYEE DIRECTOR COMPENSATION

The 2012 Non-Employee Director Compensation Plan remained unchanged from the 2011 plan in both the plan structure and compensation composition.  The components of the plan are:

1.	Non-employee directors are compensated with a flat annual retainer fee of $32,000 per year;

2.	Committee chairpersons receive an additional $4,000 annual retainer; and

3.
Non-employee directors receive an annual restricted stock grant of 3,500 shares in May of each year, which vests upon such director’s continued service as a member of the Board for one year or earlier upon certain events.

Employee directors receive no compensation as such.  In addition to total direct compensation, the Company reimburses the non-employee directors’ expenses, including travel, accommodations and meals, for attending Board and Board Committee meetings and our Annual Meeting of Shareholders and any other activities related to our business.

The following table sets forth a summary of the compensation paid to non-employee directors in the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan (2)	Total
Terrence D. Brennan	$ 36,000	$ 47,915	$ -	$ 83,915
Joseph M. Cerulli	32,000	47,915	-	79,915
John A. Forbes	32,000	47,915	-	79,915
Paul E. Hassler	32,000	47,915	125,996	205,911
Keith V. Kankel	36,000	47,915	72,020	155,935
Michael A. Kitson (3)	-	-	-	-
Larry D. Renbarger	32,000	47,915	-	79,915
Walter E. Wells	36,000	47,915	-	83,915

(1)
Amounts shown do not represent compensation actually received.  Such amounts reflect the aggregate grant date fair value of 3,500 shares of restricted stock granted to each non-employee director, except for Mr. Kitson, at a closing stock price of $13.69 on May 24, 2012.  The aggregate grant date fair value was computed in accordance with ASC 718.

(2)	Represents payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan based on prior employment with the Company.

(3)
Since Mr. Kitson was appointed to the Board in March 2013, he was not granted shares of restricted stock nor did he receive the annual retainer fee in 2012.  Mr. Kitson began receiving compensation for his service on the Board beginning in April 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Walter E. Wells (Chairman)
Terrence D. Brennan
Joseph M. Cerulli
John A. Forbes
Paul E. Hassler
Keith V. Kankel
Michael A. Kitson

RELATED PARTY TRANSACTIONS

We have entered into a number of transactions with Tontine, which as of April 1, 2013, owned 36.4% of our common stock outstanding and is a related party as such term is defined under Item 404(a) of Regulation S-K.

On April 10, 2007, in connection with the financing of the Adorn acquisition, we entered into the 2007 Securities Purchase Agreement with Tontine that provided, among other things, so long as Tontine (i) holds between 7.5% and 14.9% of the Company’s common stock then outstanding, Tontine has the right to appoint one nominee to the Board; or (ii) holds at least 15% of the Company’s common stock then outstanding, Tontine has the right to appoint two nominees to the Board.  The Company also agreed to limit the number of directors serving on its Board to no more than nine directors for so long as Tontine has the right to appoint a director to the Board.  Subsequently, Tontine agreed to waive the Company’s obligation to limit the size of its Board in connection with the increase of the Board to 10 persons in order to allow the appointment of Michael A. Kitson as a director on March 19, 2013.  Mr. Cerulli’s appointment to the Board in July 2008 was made pursuant to Tontine’s right to appoint directors as described above.  As of the date hereof, Tontine has not exercised its right to appoint a second nominee to the Board.

On March 31, 2011, Tontine Capital Overseas Master Fund II, L.P. (“TCP 2”) entered into a Secured Senior Subordinated Note and Warrant Purchase Agreement (the "Purchase Agreement") with the Company and Northcreek Mezzanine Fund I, L.P. ("Northcreek").  Pursuant to the Purchase Agreement, on March 31, 2011, TCP 2 purchased in a private placement a Secured Senior Subordinated Note of the Company with a principal amount of $2,500,000 (the "Tontine Note") and a warrant to purchase 125,000 shares of Common Stock (the "Tontine Warrant").  Northcreek also purchased on March 31, 2011 a Secured Senior Subordinated Note of the Company with a principal amount of $2,500,000 (the “Northcreek Note”) and a warrant to purchase 125,000 shares of Common Stock pursuant to the Purchase Agreement.

(20) Also on March 31, 2011, the Company, TCP 2, certain other Tontine affiliates and Northcreek entered into an Amendment (the "RRA Amendment") to the Second Amended and Restated Registration Rights Agreement dated December 11, 2008 among the Company, Tontine and certain warrant holders (the “December Registration Rights Agreement”), primarily to include TCP 2 and Northcreek as parties to the December 2008 Registration Rights Agreement and to provide registration rights with respect to the shares of Common Stock issuable upon exercise of the Tontine Warrant and the warrant acquired by Northcreek, as well as other warrants that may be acquired by TCP 2 and Northcreek in the future in connection with the Purchase Agreement.

On September 16, 2011, a first amendment to the Purchase Agreement was entered into between the Company, TCP 2, Northcreek, and Stinger Northcreek PATK LLC (“Stinger Northcreek”), pursuant to which additional secured senior subordinated notes with an aggregate principal amount of $2,700,000 (the “September 2011 Notes”) were issued to Northcreek and Stinger Northcreek.

On March 30, 2012, the Company entered into a consent and limited waiver with TCP 2 and Northcreek, with respect to the optional prepayment by the Company of 10% of the original principal amount of the Tontine Note and the Northcreek Note.  Pursuant to the consent and limited waiver, Tontine and Northcreek (i) agreed to waive their respective rights pursuant to Section 2(g)(i) of the Purchase Agreement to require the Company to make the March 2012 prepayment on a pro rata basis based on the outstanding principal amount of the Tontine Note and the Northcreek Note and (ii) directed the Company to allocate the prepayment with respect to $250,000 of principal amount that would have otherwise been allocated to the Northcreek Note to prepay an additional $250,000 of principal amount of the Tontine Note.  As a result, the Company prepaid a total principal amount of the Tontine Note of $500,000 (plus the prepayment premium thereon of $5,000 and accrued interest).

On June 29, 2012, the Company entered into a consent and limited waiver with TCP 2, Northcreek and Stinger Northcreek with respect to the optional prepayment by the Company of 10% of the original principal amount of the Tontine Note, the Northcreek Note, and the September 2011 Notes.  Pursuant to the consent and limited waiver, Tontine, Northcreek and Stinger Northcreek (i) agreed to waive their respective rights to require the Company to make the June 2012 prepayment on a pro rata basis based on the outstanding principal amount of the Tontine Note, the Northcreek Note, and the September 2011 Notes and (ii) directed the Company to allocate the prepayment with respect to $250,000 of principal amount that would have otherwise been allocated to the portion of the Northcreek Note to prepay an additional $250,000 of principal amount of the Tontine Note, and allocate the prepayment with respect to $270,000 of principal amount that would have otherwise been allocated to the September 2011 Notes held by Northcreek and Stinger Northcreek to prepay an additional $270,000 of principal amount of the Tontine Note.  As a result, the Company prepaid a total principal amount of the Tontine Note of $770,000 (plus the prepayment premium thereon of $7,700 and accrued interest).

On October 24, 2012, the Company repaid the remaining principal outstanding of $1.23 million of the Tontine Note (plus the prepayment premium thereon of $49,200 and accrued interest).

Review, Approval or Ratification of Transactions with Related Persons

We have no formal policy related to the approval of related party transactions.  However, the Company undergoes specific procedures when evaluating related party transactions.  All related party transactions must be approved by a majority of the members of our Board and by a majority of independent and disinterested directors.  A proposed related person transaction is generally reported to the Chief Executive Officer or Chief Financial Officer, who assists in gathering the relevant information about the transaction and presents the information to the Board or one of its Committees.  The Board then approves, ratifies, or rejects the transaction.  The transactions with Tontine, as described above, were approved by the Board consistent with these procedures.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2012 may have been sent to multiple shareholders in your household.  If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker, or other nominee.  Upon written or oral request to Andy L. Nemeth-Secretary, we will provide a separate copy of the Annual Report for the year ended December 31, 2012 or Notice of Annual Meeting and Proxy Statement.

OTHER MATTERS

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, excluding certain of the exhibits thereto, may be obtained without charge by writing to Andy L. Nemeth-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638.

The Board knows of no other proposals which may be presented for action at the meeting.  However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,

/s/ Andy L. Nemeth
Andy L. Nemeth Secretary
April 29, 2013

PATRICK INDUSTRIES, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 22, 2013.

Vote by Internet

- Go to **www.investorvote.com/PATK**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and for a 3 YEAR FREQUENCY in Proposal 4.

1. Election of Directors*:

	For	Withhold		For	Withhold		For	Withhold
01 - Terrence D. Brennan	☐	☐	02 - Joseph M. Cerulli	☐	☐	03 - Todd M. Cleveland	☐	☐
04 - John A. Forbes	☐	☐	05 - Paul E. Hassler	☐	☐	06 - Keith V. Kankel	☐	☐
07 - Michael A. Kitson	☐	☐	08 - Andy L. Nemeth	☐	☐	09 - Larry D. Renbarger	☐	☐
10 - Walter E. Wells	☐	☐						

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. For joint accounts, all tenants must sign. Executors, Administrators, Trustee, etc. should so indicate when signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1UPX

01MVJC

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PATRICK INDUSTRIES, INC.

Proxy — PATRICK INDUSTRIES, INC.

This Proxy is Being Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Todd M. Cleveland and Andy L. Nemeth, and each of them, as the undersigned's proxies, each with full power of substitution, to represent and to vote, as designated on the reverse, all of the undersigned's Common Stock in Patrick Industries, Inc. at the Annual Meeting of Shareholders of Patrick Industries, Inc. to be held at 10:00 AM (EDT) on Thursday, May 23, 2013, and at any adjournment or postponement thereof, with the same authority as if the undersigned were personally present.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholders. If this proxy is properly executed but no such directions are made, this proxy will be voted "FOR" the election of the nominees listed on the reverse side for the Board of Directors, "FOR" Proposals 2 and 3, and for a frequency of "3 years" in Proposal 4.

Your signature on this Proxy is your acknowledgment of receipt of the Notice of Meeting and Proxy Statement.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.